Filed Pursuant to Rule 433
Dated 01/30/06
Registration Statement No. 333-113680

Toyota Motor Credit Corporation ("TMCC")
10 NC 1-year Inflation Linked Note
Final Terms and Conditions

Summary Terms of Note

Issuer:Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter:Deutsche Bank Securities Inc. ("DBSI")

Documentation:US MTN Program

Denominations:10,000 x 1,000

Launch Date:January 30, 2006

Settlement Date:February 2, 2006

Maturity Date:February 5, 2016

Issue Size:USD 150,000,000

Issue Price:100.00%

Proceeds:100.00%

Re-offer Price:100.00%

Coupon:CPI Linked Coupon Rate + 2.25%
       Subject to a minimum coupon of 2.50%

CPI Linked Coupon Rate:

 [(CPI-3 - CPI-15) / CPI-15]

  Where:
  CPI-3 = CPI Index for the 3rd calendar month prior to the coupon reset date. CPI-15 = CPI Index for the 15th calendar month prior to the coupon reset date

For clarification purposes the above formula represents the year-over-year percentage change in CPI with a three month lag which accommodates the publishing cycle of the Bureau of Labor Statistics of the U.S. Department of Labor ("BLS"). For example, for the Coupon Period from and including February 2, 2006 to but excluding March 5, 2006, CPI-3 Index will be the CPI for November 2005 and CPI-15 will be the CPI for November 2004. The CPI for November 2005 was be published by BLS and reported on Bloomberg CPURNSA
<INDEX> in December 2005 and the CPI for November 2004 was published and reported in December 2004.

CPI Index:

The Consumer Price Index ("CPI") for purposes of the Notes is the nonseasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers ("CPI"), published monthly by BLS and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for CPI is the 1982-1984 average.

Payment Dates:Interest on the Notes will be payable on March 5, 2006 and monthly thereafter on the 5th

Call Feature:The Notes will be callable in whole at par on February 5, 2007 and monthly thereafter on the 5th

Call Notification:10 calendar days notification on the Notes

Daycount Fraction:30 / 360, following unadjusted

Settlement:DTC

Governing Law:New York

CUSIP:89233PWS1

Business Days:New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.